Exhibit 12.1
VALIDUS HOLDINGS, LTD.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
FIXED CHARGES EXCLUDING FAL COSTS
(EXPRESSED IN THOUSANDS OF U.S. DOLLARS)
Computation of earnings to fixed charges:

	Three months ended	Year ended	Year ended	Period Ended
	March 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005[1]
	(Expressed in thousands of U.S. dollars)
Pre-tax income from continuing operations	$67,904	$404,501	$183,097	$(49,708)
Fixed charges:
Third party FAL facility	13,026	24,808	—	—
Interest on Junior Subordinated Deferrable Debentures	7,946	23,336	7,824	—
Credit facilities	482	2,990	965	—
Imputed interest on operating leases	279	657	39	—
Other interest	63	620	—	—

Total fixed charges	21,796	52,411	8,828	—
Earnings plus fixed charges	89,700	456,912	191,925	(49,708)
Ratio of earnings to fixed charges	4.1	8.7	21.7	NM

(1)	The initial premiums written by the Company incepted January 1, 2006. There were no earnings during the period ended December 31, 2005.

NM	Not meaningful
Computation of earnings to fixed charges excluding FAL costs2:

	Three months ended	Year ended	Year ended	Period Ended
	March 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005[1]
	(Expressed in thousands of U.S. dollars)
Pre-tax income from continuing operations	$67,904	$404,501	$183,097	$(49,708)
Fixed charges excluding FAL costs[2]:
Interest on Junior Subordinated Deferrable Debentures	7,946	23,336	7,824	—
Credit facilities	482	2,990	965	—
Imputed interest on operating leases	279	657	39	—
Other interest	63	620	—	—

Total fixed charges excluding FAL costs[2]	8,770	27,603	8,828	—
Earnings plus fixed charges excluding FAL costs[2]	76,674	432,104	191,925	(49,708)
Ratio of earnings to fixed charges excluding FAL costs[2]	8.7	15.7	21.7	NM

(1)	The initial premiums written by the Company incepted January 1, 2006. There were no earnings during the period ended December 31, 2005.

(2)	FAL costs represent both fixed and variable costs paid for financing the Company’s operations at Lloyd’s. The ratio of earnings to fixed charges excluding FAL costs demonstrates the degree to which the ratio changes if FAL costs are treated as variable rather than fixed costs.

NM	Not meaningful